Exhibit 2.2
FIRST AMENDMENT TO
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is entered into as of September 7, 2022, by and among ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), ACE Convergence Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Tempo Automation, Inc., a Delaware corporation (the “Company” and, together with Acquiror and Merger Sub, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).
RECITALS
WHEREAS, the Parties entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of August 12, 2022 (as may be amended, modified or supplemented from time to time, the “Agreement”); and
WHEREAS, the Parties desire to amend the Agreement in accordance with Section 11.11 thereof as more fully set forth herein in order to, among other things, extend the Agreement End Date and modify the terms of the consideration to be issued to equityholders of the Company in connection with the consummation of the Merger.
NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
AGREEMENT
1.   Amendment.
(a)    The definition of “Base Purchase Price” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following definition:
“Base Purchase Price” means $257,927,013.
2.   Confirmation.   Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this First Amendment.
3.   Governing Law; Jurisdiction; Waiver of Jury Trial.   Section 11.7 and Section 11.14 of the Agreement are hereby incorporated by reference into this First Amendment, mutatis mutandis.
4.   Headings.   The descriptive headings contained in this First Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this First Amendment.
5.   Counterparts.   This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this First Amendment by electronic means, including DocuSign, e-mail, or scanned pages, shall be effective as delivery of a manually executed counterpart to this First Amendment.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.
ACE CONVERGENCE ACQUISITION CORP.
By:	/s/ Behrooz Abdi Name: Behrooz Abdi Title: Chief Executive Officer
ACE CONVERGENCE SUBSIDIARY CORP.
By:	/s/ Behrooz Abdi Name: Behrooz Abdi Title: President
[Signature Page to First Amendment to the Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.
TEMPO AUTOMATION, INC.
By:	/s/ Joy Weiss Name: Joy Weiss Title: President and Chief Executive Officer
[Signature Page to First Amendment to the Amended and Restated Agreement and Plan of Merger]